Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of August 8, 2003 (this “Agreement”) is made by and among Power Medical Interventions, Inc., a Pennsylvania corporation (“PMI-PA”), and Power Medical Interventions, Inc., a Delaware corporation and wholly-owned subsidiary of PMI-PA (“PMI-DE”).

Introduction

The Boards of Directors and shareholders of each of the parties hereto have determined that it is desirable for, and in the best interest of, their respective business entities that PMI-PA merge with and into PMI-DE (the “Merger”) pursuant to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (DGCL) and the Pennsylvania Business Corporation Law.  Accordingly, in consideration of the mutual covenants and respective agreements hereinafter set forth, the parties hereby agree as follows:

1.             Merger Organization.

1.1.  The Merger.  As of the Effective Time (as defined in subsection 1.2 hereof), (a) PMI-PA shall be merged with and into PMI-DE, and the separate existence of PMI-PA shall thereupon cease, and (b) PMI-DE, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its corporate existence and be organized under and governed by the DGCL under its present name and with the corporate purposes specified in its Certificate of Incorporation.

1.2.  Effective Time.  The Merger shall be effected by the filing of a Certificate of Merger with the Secretary of State of Delaware and Articles of Merger with the Secretary of State of Pennsylvania, provided, however, that such Certificate of Merger and Articles of Merger shall not be filed until PMI-DE has received a commitment from investors (including Koch Genesis, LLC, or any affiliate thereof) for a financing involving the issuance of shares of the Preferred Stock of PMI-DE.  The Merger shall become effective on the date and at the time when such Certificate of Merger and Articles of Merger are filed (the “Effective Time”).

1.3.  Certificate of Incorporation and By-Laws.  The Certificate of Incorporation and the By-Laws of PMI-DE, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation until thereafter amended.

1.4.  Directors and Officers.  Upon the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons who were directors of PMI-DE immediately prior to the Effective Date, and the officers of the Surviving Corporation shall be the persons who were officers of PMI-DE immediately prior to the Effective Date, each such person to hold, in accordance with the By-laws and at the pleasure of the Board of Directors of the Surviving Corporation, the same office or offices with the Surviving Corporation as he or she then held with PMI-DE.

2.             Conversion of Capital Stock

2.1.          Stock of PMI-DE  At the Effective Time, each share of Common Stock, $.01 par value per share of PMI-DE issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and no consideration shall be paid in respect thereof.

2.2.          Conversion of PMI-PA Common and Preferred Stock.  At the Effective Time, each share of (i) PMI-PA Common Stock, $.001 par value per share, (ii) PMI-PA Series A Convertible Preferred Stock, $.001 par value per share, (iii) PMI-PA Series B Convertible Preferred Stock, $.001 par value per share, (iv) PMI-PA Series C Convertible Preferred Stock, $.001 par value per share, (v) PMI-PA Series D Convertible Preferred Stock, $.001 par value per share, and (vi) PMI-PA Series E Convertible Preferred Stock, $.001 par value per share, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and, in consideration thereof, each holder thereof shall receive the shares of Common Stock, $.001 par value per share, of the Surviving Corporation as shown opposite the name of such holder in the last column of Schedule 2.2 hereto.

2.3.          Stock Certificates.  As of the Effective Time, all of the outstanding certificates that prior thereto represented shares of PMI-PA stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Surviving Corporation stock into which they are converted as herein provided.  Until any such outstanding stock certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation, the registered owner thereof shall have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Surviving Corporation stock evidenced by such outstanding certificate as provided above.

3.             Effect of Merger; Certain Obligations.

3.1.          Effect of Merger.  Except as set forth in the remaining subsections of this Section 3, at and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges and powers of PMI-PA and PMI-DE (collectively, the “Constituent Entities”), and all property, real, personal and mixed, and all debts due to either Constituent Entity, as well as all other things and causes of action belonging to each Constituent Entity, shall be vested in the Surviving Corporation, and shall thereafter be the property of the Surviving Corporation as they were of each of the Constituent Entities, and the title to any real property vested by deed or otherwise in either Constituent Entity, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either Constituent Entity shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

3.2.          Options.  The 2000 Employee Stock Option Plan of PMI-PA (the “Plan”) shall continue in effect as the 2000 Employee Stock Option Plan of the Surviving Corporation.  Each option to purchase PMI-PA Common Stock (each “PMI-PA Option”) granted under the Plan and outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holder thereof, become an option to purchase, on the same terms and conditions as were applicable under such PMI-PA Option, a number of shares of Surviving Corporation Common Stock equal to the number of shares of PMI-PA Common Stock for which it was previously exercisable.  The parties intend that the assumption of options that constitute “incentive stock options,” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), will not constitute a modification of such options, as defined in Section 424 of the Code.  At or prior to the Effective Time, the Surviving Corporation shall make all necessary arrangements with respect to the Plan to permit the assumption of the unexercised PMI-PA Options by the Surviving Corporation pursuant to this section 3.2.

4.             Further Assurances.  Each party hereto shall execute and deliver such deeds and other instruments, and shall take or cause to be taken such further and other action, as shall be appropriate or necessary to carry out the purposes of this Agreement, and the officers and directors of each party hereto are fully authorized to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.             General Provisions.

5.1.  Waiver.  No failure to exercise and no delay in exercising, on the part of any party, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights provided are cumulative and not exclusive of any rights provided by law.

5.2.  Amendments.  This Agreement may be modified or amended only by a written instrument signed by each party hereto.  No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

5.3.  Headings.  The descriptive headings of the several sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

5.4.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

5.5.  Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

5.6.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

5.7.  Right to Abandon.  Either party may abandon the Merger under this Agreement at any time prior to the filing of the Certificate of Merger with the Delaware  Secretary of State and the Articles of Merger with the Pennsylvania Secretary of State.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above and the Secretary of each constituent corporation, by its signature below, hereby certifies that the requisite percentages of the outstanding capital stock of such corporation entitled to vote thereon has been voted for the adoption of this Agreement and Plan of Merger.

POWER MEDICAL INTERVENTIONS, INC.,
Certification:		a Pennsylvania corporation

/s/ Alexandra Brookshire	By:	/s/ Michael P. Whitman
Alexandra Brookshire		Michael P. Whitman
Secretary		President

POWER MEDICAL INTERVENTIONS, INC.,
Certification:		a Delaware corporation

/s/ Elizabeth McLoughlin	By:	/s/ Michael P. Whitman
Elizabeth McLoughlin		Michael P. Whitman
Secretary		President